                                                                     EXHIBIT (i)

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
VEDDER PRICE                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                                           222 NORTH LASALLE STREET
                                                           CHICAGO, ILLINOIS 60601
                                                           312-609-7500
                                                           FACSIMILE: 312-609-5005

                                                           A PARTNERSHIP INCLUDING VEDDER, PRICE KAUFMAN & KAMMHOLZ, P.C.
                                                           WITH OFFICES IN CHICAGO, NEW YORK CITY AND LIVINGSTON, NEW JERSEY
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                                                January 29, 2002



Asset Management Fund
230 West Monroe Street
Chicago, IL  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Asset Management Fund (the "Fund") in connection with the public offering from time to time of any or all of the units of beneficial interest, no par value, designated as the U.S. Government Mortgage Securities Portfolio, Intermediate Mortgage Securities Portfolio, Short U.S. Government Securities Portfolio, Ultra Short Portfolio, Adjustable Rate Mortgage (ARM) Portfolio, and Class D Shares and Class I Shares of the Money Market Portfolio (the "Shares").

         We have acted as counsel to the Fund since its inception as a Delaware business trust, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Declaration of Trust dated July 22, 1999 and as amended on January 8, 2002 and January 17, 2002, the Amended and Restated By-Laws of the Fund, and the Certificate of Trust filed July 23, 1999, are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Fund on July 22, 1999, October 18, 2001, January 8, 2002, and January 17, 2002, relating to organizational matters, securities matters and the issuance of the Shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing business trust under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and the "blue sky" and securities laws as may be applicable have been complied with, assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.




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Asset Management Fund
January 29, 2002
Page 2

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                               Very truly yours,



                                               Vedder, Price, Kaufman & Kammholz








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